Exhibit 10.1
SENIOR MANAGEMENT BONUS PLAN
PURPOSE
The Senior Management Bonus Plan (the “Plan”) was adopted to promote a shared sense of responsibility for growth and financial success of Pixelworks, Inc. (the “Company”). The Plan is intended to motivate and reward Plan Participants for both Company and individual performance.
DEFINITIONS

Plan Participant	An employee of the Company or its subsidiaries, approved by the Plan Administrator for participation in the Plan.

Performance Measures	Revenue, EBITDA and other operational objectives approved by the Plan Administrator for the applicable year. The Plan Administrator will establish the specific targets each year for the performance measures to be used under the Plan for that year.

Target Bonus	A percentage of base pay intended to be paid to a Plan Participant if 100% of Performance Measures are achieved. The Plan Administrator will establish the Target Bonus each year for each Participant in the Plan.

Overachievement Bonus	A multiple of the Target Bonus to be paid to a Plan Participant for a particular year if performance goals established by the Plan Administrator are exceeded by a specified amount. The Plan Administrator will establish the Overachievement Bonus (if any) each year for each Plan Participant.

Bonus Payout	The actual bonus awarded to the Plan Participant.

Plan Administrator	The Compensation Committee of the Company’s Board of Directors. The Plan Administrator may assign certain administrative duties related to the Plan to employees of the Company.

Plan Year	The calendar year to which a particular bonus opportunity relates.

Termination	As to a particular Plan Participant, the cessation of the Plan Participant’s employment with the Company or its subsidiaries for any reason.
PARTICIPATION
An employee must meet the following criteria to participate in the Plan:

•	Be a regular full-time employee of the Company or any of its subsidiaries in a Director, Principal Architect, Senior Director, Fellow, Chief Architect, Senior Fellow, Vice President, Chief Financial Officer (“CFO”), President and/or Chief Executive Officer (“CEO”) role, or equivalent position and approved by the Plan Administrator for participation in the Plan for the applicable Plan Year;

•	Be employed in an eligible position for a minimum of three months during the Plan Year; and

•	Be actively employed by the Company on the day bonuses are paid to Plan Participants under the Plan. If a Plan Participant has a Termination for any reason before the payment date, the Plan Participant will not be entitled to any payment of a bonus under the Plan and no bonus (or portion thereof) shall be considered to have been earned regardless of how long he or she was employed during or after the Plan Year (subject to the discretion of the Plan Administrator as provided herein).
TARGET BONUS
Two specific Performance Measures must be achieved for any bonus amounts to be paid under the Plan:
(1)	Revenue must meet or exceed a baseline target that has been established by the Plan Administrator for the year.

(2)	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) must meet or exceed a baseline target that has been established by the Plan Administrator for the year.
If both of the above requirements are met, bonuses will be calculated based on attainment of specific Performance Measures related to each of the following:
(1)	Revenue

The bonus, if any, related to this measure is based on the excess of actual revenue over the baseline target, up to a specified maximum amount.

(2)	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

The bonus, if any, related to this measure is based on the excess of actual EBITDA over a baseline target, up to a specified maximum amount.

(3)	Operational Objectives

The bonus, if any, related to various operational measures is based on whether or not the specified objectives were achieved.
The Plan Administrator will assign a weight to each of the Performance Measures. The weight assigned represents the maximum percentage of the Target Bonus that can be earned for that Performance Measure when all of the goals related to the Performance Measure are met. The weight assigned to each of the Performance Measures varies by Plan Participant, based on the Plan Participant’s position / function with the Company.

OVERACHIEVEMENT BONUS
An Overachievement Bonus may be paid to Plan Participants if performance goals established by the Plan Administrator for the applicable Plan Year are exceeded by a specified amount.
DISCRETIONARY ELEMENT
The CEO may recommend to the Plan Administrator adjustments to bonus amounts. Notwithstanding any other provision herein, the Plan Administrator may, in its sole discretion (whether or not at the recommendation of the CEO), adjust (either in a positive or negative manner as to any particular bonus) the bonus amount for any Plan Participant hereunder based on the Plan Participant’s individual performance, extraordinary results or other factors considered appropriate by the Plan Administrator. The Plan Administrator may also award a discretionary bonus to any employee of the Company (regardless of performance) based on such factors as it in its sole discretion considers appropriate.
AWARD DISTRIBUTION
Bonus payouts will be based on the Plan Participant’s actual salary paid during the Plan Year. Salary will include all base pay, but will exclude any allowances, bonus payments and all other compensation.
PRO-RATA AWARDS
If the Plan Participant is promoted, demoted, or changes job responsibilities during the year, his/her Target Bonus will be re-evaluated by the Plan Administrator. If a change is warranted, it will be effective on the date of the change in responsibilities for the balance of the year. Bonus amounts will be subject to adjustment on a pro-rata basis for any changes in an individual’s status as a Plan Participant based on the percentage of time spent as a participant in the plan. If a Plan Participant is no longer in an eligible position due to a change in responsibilities or demotion at the time bonuses are paid under the Plan, the Plan Participant will not be entitled to payment of any bonus under the Plan.
All pro-rata awards will be determined by using the salary actually paid to the Plan Participant during the portion of the Plan Year that the individual was a Plan Participant.
Notwithstanding the foregoing, the Plan Administrator may provide for a Plan Participant to receive a pro-rata share of an award for a Plan Year if he or she leaves the Company or any of its subsidiaries during the year due to death, retirement, or extended disability.
PLAN ADMINISTRATION AND AUTHORITIES
All bonus awards must be approved by the Plan Administrator.
This Plan is not a contract of employment nor a contract as to any particular bonus or other compensation opportunity. It creates no rights for any Plan Participant to continue employment with the Company for any length of time, nor does it create any rights for any Plan Participant or any obligations on the part of the Company in any other respect. The Plan is simply a general framework on which the Company may base its bonus determinations. Notwithstanding anything else contained herein to the contrary, the Company reserves the right, in its sole discretion, to amend, modify or terminate the Plan at any time and in any manner. Any such amendment must be in writing and signed by an authorized officer of the Company.

The Plan Administrator shall administer the Plan, select the Plan Participants and establish the terms and amounts of any bonus award under the Plan as set forth herein. The Plan Administrator shall have the authority to construe and interpret the Plan and any other document relating to the Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.